WEBSTER LABORATORIES, INC.

                               1992 STOCK PLAN


     1. Purposes of the Plan. The purposes of this 1992 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants of the Company and its Subsidiaries and to promote the success of the Company's business. Options granted under the Plan may be incentive stock options (as defined under Section 422 of the Code) or non-statutory stock options, as determined by the Administrator at the time of grant of an option and subject to the applicable provisions of
Section 422 of the Code, as amended, and the regulations promulgated thereunder. Stock purchase rights may also be granted under the Plan.

     2. Definitions.  As used herein, the following definitions shall apply:

        (a) "Administrator" means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

        (b) "Board" means the Board of Directors of the Company.

        (c) "Code" means the Internal Revenue Code of 1986, as amended.

        (d) "Committee" means the Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan.

        (e) "Common Stock" means the Common Stock of the Company.

        (f) "Company" means Webster Laboratories, Inc., a California corporation.

        (g) "Consultant" means any person, including an advisor, who is engaged by the Company or any Parent or Subsidiary to render services and is compensated for such services, and any director of the Company whether compensated for such services or not, provided that if and in the event the Company registers any class of any equity security pursuant to the Exchange Act, the term Consultant shall thereafter not include directors who are not compensated for their services or are paid only a director's fee by the Company.

        (h) "Continuous Status as an Employee" means the absence of any interruption or termination of the employment relationship by the Company or any Subsidiary. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Subsidiaries or its successor.

        (i) "Employee" means any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

        (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (k) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

                  (i) If the Common Stock is listed on any established stock exchange or a national market system including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported, as quoted on such system or exchange, or the exchange with the greatest volume of trading in Common Stock) for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                  (ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                  (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

        (l) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

        (m) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

        (n) "Option" means a stock option granted pursuant to the Plan.

        (o) "Optioned Stock" means the Common Stock subject to an Option or a Stock Purchase Right.

        (p) "Optionee" means an Employee or Consultant who receives an Option or a Stock Purchase Right.

        (q) "Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

        (r) "Plan" means this 1992 Stock Plan.

        (s) "Restricted Stock" means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 11 below.

        (t) "Share" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

        (u) "Stock Purchase Right" means the right to purchase Common Stock pursuant to Section 11 below.

        (v) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of shares that may be optioned and sold under the Plan is 1,066,667 shares of Common Stock. The shares may be authorized, but unissued, or reacquired Common Stock.

        If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

     4. Administration of the Plan.

        (a)Procedure.

                  (i) Administration With Respect to Directors and Officers. With respect to grants of Options or Stock Purchase Rights to Employees who are also officers or directors of the Company, the Plan shall be administered by (A) the Board if the Board may administer the Plan in compliance with Rule 16b-3 promulgated under the Exchange Act or any successor thereto ("Rule 16b-3") with respect to a plan intended to qualify thereunder as a discretionary plan, or (B) a committee designated by the Board to administer the Plan, which committee shall be constituted in such a manner as to permit the Plan to comply with Rule 16b-3 with respect to a plan intended to qualify thereunder as a discretionary plan. Once appointed, such committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the committee and thereafter directly administer the Plan, all to the extent permitted by Rule 16b-3 with respect to a plan intended to qualify thereunder as a discretionary plan.

                  (ii)  Multiple Administrative Bodies.  If permitted by
     Rule 16b-3, the Plan may be administered by different bodies with respect to directors, non-director officers and Employees who are neither directors nor officers.

                  (iii) Administration With Respect to Consultants and Other Employees. With respect to grants of Options or Stock Purchase Rights to Employees or Consultants who are neither directors nor officers of the Company, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board, which committee shall be constituted in such a manner as to satisfy the legal requirements relating to the administration of incentive stock option plans, if any, of California corporate and securities laws, of the Code and of any applicable stock exchange(the "Applicable Laws"). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

        (b) Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, including the approval, if required, of any stock exchange upon which the Common Stock is listed, the Administrator shall have the authority, in its discretion:

                  (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(k) of the Plan;

                  (ii) to select the Consultants and Employees to whom Options and Stock Purchase Rights may from time to time be granted hereunder;

                  (iii) to determine whether and to what extent Options and Stock Purchase Rights or any combination thereof are granted hereunder;

                  (iv) to determine the number of shares of Common Stock to be covered by each such award granted hereunder;

                  (v)  to approve forms of agreement for use under the Plan;

                  (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder;

                  (vii) to determine whether and under what circumstances an Option may be settled in cash under Section 9(f) instead of Common Stock; and

                  (viii) to determine the terms and restrictions applicable to Stock Purchase Rights and the Restricted Stock purchased by exercising such Stock Purchase Rights.

        (c) Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees and any other holders of any Options or Stock Purchase Rights.

     5. Eligibility.

        (a) Nonstatutory Stock Options and Stock Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Option or Stock Purchase Right may, if he is otherwise eligible, be granted additional Options or Stock Purchase Rights.

        (b) Each Option shall be designated in the written option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options.

        (c) For purposes of Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

        (d) The Plan shall not confer upon any Optionee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with such Optionee's right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

     6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company as described in Section 19 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 15 of the Plan.

     7. Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. However, in the case of an Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

     8. Option Exercise Price and Consideration.

        (a) The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be subject to the following:

                  (i) In the case of an Incentive Stock Option

                                (A) granted to an Employee who, at the time
     of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                                (B) granted to any Employee, the per Share
     exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                  (ii)In the case of a Nonstatutory Stock Option

                                (A) granted to a person who, at the time of
     the grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of the grant.

                                (B) granted to any person, the per Share
     exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant.

        (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) promissory note, (4) other Shares that (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and
     (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (5) authorization for the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (6) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, (7) delivery of an irrevocable subscription agreement for the Shares that irrevocably obligates the option holder to take and pay for the Shares not more than twelve months after the date of delivery of the subscription agreement, (8) any combination of the foregoing methods of payment, or (9) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws. In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

     9. Exercise of Option.

        (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

            An Option may not be exercised for a fraction of a Share.

            An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, not withstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.

            Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

        (b) Termination of Employment. In the event of termination of an Optionee's consulting relationship or Continuous Status as an Employee with the Company (as the case may be), such Optionee may, but only within three (3) months (or such other period of time not less than thirty (30) days as is determined by the Board, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option and not exceeding three (3) months) after the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that the Optionee was entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of such termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

        (c) Disability of Optionee. Notwithstanding the provisions of Section 9(b) above, in the event of termination of an Optionee's consulting relationship or Continuous Status as an Employee as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), Optionee may, but only within six (6) months from the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

        (d) Death of Optionee. In the event of the death of an Optionee, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise the Option at the date of death. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

        (e) Rule 16b-3. Options granted to persons subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

        (f) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

    10.Stock Purchase Rights.

        (a)Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid (which price shall not be less than 85% of the Fair Market Value of the Shares as of the date of the offer), and the time within which such person must accept such offer, which shall in no event exceed thirty (30) days from the date upon which the Administrator made the determination to grant the Stock Purchase Right. The offer shall be accepted by execution of a Restricted Stock purchase agreement in the form determined by the Administrator. Shares purchased pursuant to the grant of a Stock Purchase Right shall be referred to herein as "Restricted Stock."

        (b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid in cash or cancellation of purchase money indebtedness for the Shares. The repurchase option shall lapse at such rate as the Committee may determine.

        (c) Other Provisions. The Restricted Stock purchase agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock purchase agreements need not be the same with respect to each purchaser.

        (d) Rights as a Shareholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

    11. Stock Withholding to Satisfy Withholding Tax Obligations. At the discretion of the Administrator, Optionees may satisfy withholding obligations as provided in this paragraph. When an Optionee incurs tax liability in connection with an Option or Stock Purchase Right, which tax liability is subject to tax withholding under applicable tax laws, and the Optionee is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Optionee may satisfy the withholding tax obligation by one or some combination of the following methods: (i) by cash payment, or (ii) out of Optionee's current compensation, (iii) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares that (a) in the case of Shares previously acquired from the Company, have been owned by the Optionee for more than six months on the date of surrender, and (b) have a fair market value on the date of surrender equal to or less than Optionee's marginal tax rate times the ordinary income recognized, or (iv) by electing to have the Company withhold from the Shares to be issued upon exercise of the Option, or the Shares to be issued in connection with the Stock Purchase Right, if any, that number of Shares having a fair market value equal to the amount required to be withheld. For this purpose, the fair market value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the "Tax Date").

    If the Optionee is subject to Section 16 of the Exchange Act (an "Insider"), any surrender of previously owned Shares to satisfy tax withholding obligations arising upon exercise of this Option must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3") and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

    All elections by an Optionee to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

        (a) the election must be made on or prior to the applicable Tax Date;

        (b)once made, the election shall be irrevocable as to the particular Shares of the Option or Stock Purchase Right as to which the election is made;

        (c)all elections shall be subject to the consent or disapproval of the Administrator;

        (d) if the Optionee is an Insider, the election must comply with the applicable provisions of Rule 16b-3 and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

    In the event the election to have Shares withheld is made by an Optionee and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Optionee shall receive the full number of Shares with respect to which the Option or Stock Purchase Right is exercised but such Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

    12. Adjustments Upon Changes in Capitalization or Merger.

        (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option or Stock Purchase Right, and the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

        (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board shall notify the Optionee at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, the Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

        (c) Merger. In the event of a merger of the Company with or into another corporation, the Option or Stock Purchase Right shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation.

    13. Non-Transferability of Options, Stock Purchase Rights and Restricted Stock. The Option, Stock Purchase Rights or Restricted Stock may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised or purchased during the lifetime of the Optionee, Stock Purchase Rights Holder or Restricted Stock Purchaser only by the Optionee, Stock Purchase Rights Holder or Restricted Stock Purchaser.

    14. Time of Granting Options and Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Board. Notice of the determination shall be given to each Employee or Consultant to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

    15. Amendment and Termination of the Plan.

        (a) Amendment and Termination. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made that would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with Section 422 of the Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

        (b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

    16. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

    As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

    17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

    18. Agreements. Options and Stock Purchase Rights shall be evidenced by written agreements in such form as the Board shall approve from time to time.

    19. Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law and the rules of any stock exchange upon which the Common Stock is listed.

    20. Information to Optionees and Purchasers. The Company shall provide to each Optionee and to each individual who acquired Shares Pursuant to the Plan, during the period such Optionee or purchaser has one or more Options or Stock Purchase Rights outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such individual owns such Shares,
(i) copies of all annual reports and other information which are provided to all shareholders of the Company and (ii) at least annually, financial statements of the Company, including a statement of operations for the most recent fiscal year and a balance sheet as of the end of such fiscal year. The Company shall not be required to provide such information if the issuance of Options or Stock Purchase Rights under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

                                  EXHIBIT INDEX

      The following exhibits are filed herewith or are incorporated by reference to previously filed registration statements or reports of Cordis as indicated in the "Incorporated by Reference to" column.

          Incorporated
         by Reference to
 Ex-                       Ex-
hibit    Registration     hibit                                                         Sequential
 No.     No. or Report     No.               Description                                Page No.
 2(a)         --           --     Agreement and Plan of Reorganization by and among
                                  Cordis Corporation ("Cordis"), Cordis Acquisition,
                                  Inc. ("Acquisition"), Webster Laboratories, Inc.
                                  ("Webster") and Certain Shareholders of Webster
                                  dated as of January 20, 1994.*

 2(b)         --           --     Amendment No. 1 to Agreement and Plan of
                                  Reorganization by and among Cordis, Acquisition,
                                  Webster and Certain Shareholders of Webster dated
                                  as of March 15, 1994.*

 2(c)         --           --     Amendment No. 2 to Agreement and Plan of
                                  Reorganization by and among Cordis, Acquisition,
                                  Webster and Certain Shareholders of Webster dated
                                  as of April 1, 1994.*

 3(a)(i)  Form 10-K for   3       Restated Articles of Incorporation of Cordis
          year ended              filed with the Florida Secretary of State on
          June 30, 1983           February 14, 1978 and Articles of Amendment
                                  thereto filed with the Florida Secretary of State on
                                  November 1, 1978.

 3(a)(ii)     --           --     Articles of Amendment to Cordis' Restated Articles
                                  of Incorporation filed with the Florida Secretary of
                                  State on November 3, 1983.**

 3(b)     Form 10-K for   3(a)    By-Laws of Cordis.
          year ended
          June 30, 1983

 4            --           --     ***

 5            --           --     Opinion of Daniel G. Hall, General Counsel
                                  to Cordis.**

 8            --           --     Tax opinion of Venture Law Group, special counsel
                                  to Webster.

10(a)     Form 10-K for   10(a)   Revolving Credit and Reimbursement Agreement,
          year ended              dated as of December 30, 1991, between Cordis
          June 30, 1992           as Borrower and NCNB National Bank of Florida
                                  as Lender.

10(b)     Form 10-K for   10(b)   Lease Agreement dated as of March 1, 1979,
          year ended              between Cordis and Olympia & York Florida
          June 30, 1985           Equity Corp.

10(b)     Form 10-K for   10(b)   Lease Agreement dated as of September 20, 1991
          year ended              between Cordis and Baxter Diagnostics, Inc.
          June 30, 1991

10(d)     Form 10-K for   10(d)   Cordis Corporation Incentive Stock Option Plan
          year ended              of 1982.
          June 30, 1983

10(d)     Form 10-Q for   10(d)   Amendment, dated April 13, 1987, to Cordis
          quarter ended           Corporation Incentive Stock Option Plan of 1982.
          March 31, 1987

10(d)     Form S-8 No.    10(d)   Cordis Corporation Non-qualified Stock Option
          33-23668 dated          Plan.
          August 30, 1988

10(d)     Form S-8 No.    10(d)   Cordis Corporation Non-qualified Stock Option
          33-35304 dated          Plan.
          June 28, 1990

10(d)     Form S-8 No.    10(d)   Cordis Corporation Non-qualified Stock Option
          33-63634 dated          Plan.
          June 1, 1993

10(d)     Form 10-K for   10(d)   Cordis Corporation Director Non-qualified Stock
          year ended              Option Plan.
          June 30, 1992

10(d)     Form S-8 No.    10(d)   Cordis Corporation Director Non-qualified Stock
          33-44953 dated          Plan.
          January 6, 1992


10(d)     Form 10-K for   10(d)   Cordis Corporation Supplemental Executive
          year ended              Retirement Plan
          June 30, 1992

10(d)     Form 10-K for   10(d)   Cordis Corporation Salary Deferral Plan
          year ended
          June 30, 1992

10(d)     Form 10-K for   10(d)   Amended Cordis Corporation Director Retirement
          year ended              Policy
          June 30, 1992

10(f)     Form 10-K for   10(f)   Cordis Corporation 1991 Performance Unit Award
          year ended              Plan
          June 30, 1992

10(i)     Form 10-Q for   10(i)   Acquisition Agreement by and between TNC Medical
          quarter ended           Device and Cordis, dated as of April 14, 1987,
          March 31, 1987          including amendments thereto dated April 14,
                                  1987 and April 30, 1987, with respect to the sale
                                  of Cordis' worldwide cardiac pacing operations.

10(j)     Form 8-K dated   4      Rights Agreement, dated September 12, 1986
          September 12,           between Cordis and Manufacturers Hanover
          1986                    Trust Company.

10(j)     Form 10-K for   10(j)   Amendment No. 1, dated as of September 15, 1989
          year ended              to the Rights Agreement, dated September 12, 1986
          June 30, 1989           between Cordis and Manufacturers Hanover
                                  Trust Company.

10(j)     Form 10-K for   10(j)   Amendment No. 2, dated as of October 12, 1989 to
          year ended              the Rights Agreement, dated September 12, 1986
          June 30, 1991           between Cordis and Manufacturers Hanover
                                  Trust Company.

10(j)     Form 10-K for   10(j)   Amendment No. 3, dated as of November 15, 1989
          year ended              to the Rights Agreement, dated September 12, 1986
          June 30, 1991           between Cordis and Manufacturers Hanover
                                  Trust Company.

11        --              --      Computation of earnings per share of Cordis.**

21        --              --      Subsidiaries of Cordis.**

23(a)     --              --      Consents of Deloitte & Touche, Independent Auditors.

23(b)     --              --      Consent of Daniel G. Hall (included in Exhibit 5 to the
                                  Registration Statement).**

23(c)     --              --      Consent of Venture Law Group.

24        --              --      Power of Attorney (included immediately following the
                                  signature page of the Registration Statement filed on
                                  February 25, 1994.)**

99(a)     --              --      Webster form of shareholders' consent.

99(b)     --              --      Webster 1992 Stock Plan.

__________________________

*     Included as Appendix A to the Consent Statement/Prospectus.
**    Previously filed.
***   Included as Exhibits 3(a)(i), 3(a)(ii) and 3(b) to this Registration Statement.
